Exhibit 99.1

VERITAS DGC INC. ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR END 2005 RESULTS

Houston – October 12, 2005 – Veritas DGC Inc. (NYSE & TSX: VTS) announced its financial results for the fourth fiscal quarter and fiscal year ended July 31, 2005.  Revenue, pre-tax income and earnings for the quarter and fiscal year with the comparative amounts for the corresponding periods of the prior fiscal year, were as follows:

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2005	2004	2005	2004
	(millions, except per share amounts)
Revenues	$136.7	$136.3	$634.0	$564.5
Operating income (loss)	(1.8)	7.3	64.2	27.8
Pre-tax income	9.0	4.7	76.2	8.9
Net income	46.2	8.5	83.0	5.2
Earnings per share - diluted	1.31	0.25	2.37	0.15

Thierry Pilenko, Chairman and CEO commented, “I am pleased to report that in 2005, Veritas DGC recorded its highest revenue ever and highest operating income since 1998.  Revenue growth was strong across all regions with Asia Pacific exhibiting particularly strong growth of 63% year over year. Globally, our contract marine business delivered the greatest revenue growth as a product line while we continued to lead the industry with our multi-client library investments. This outstanding performance demonstrates the strengthening of the industry enhanced by the dedication of our employees, the quality of our service and the soundness of our strategic business mix of contract and multi-client work.”

Mr. Pilenko went on to say, “Looking forward to fiscal 2006, we expect that the robust business environment combined with ongoing pressure to organically increase reserves will fuel strong E&P spending and increased geophysical activity worldwide. To maximize our business performance in this environment and develop our long-term library assets, we will continue with our balanced contract / multi-client strategy and invest in the techniques and technologies that further differentiate and enhance our products and services.”

Revenues for the year were up 12% from $565 million in fiscal 2004 to $634 million in fiscal 2005.  The majority of this growth came from increased marine contract work.  Revenues for the fourth quarter fiscal 2005 were $137 million, approximately equal to those reported in the fourth quarter of fiscal 2004.   The components of the revenues for the reported quarters and fiscal years were as follows:

	Three Months Ended July 31,		Year Ended July 31,
	2005	2004	2005	2004
	(millions)
Multi-client:
Land	$18.4	$12.7	$54.7	$66.0
Marine	46.2	58.6	190.3	209.1
Subtotal	64.6	71.3	245.0	275.1
Contract:
Land	27.6	27.4	161.6	154.0
Marine	44.5	37.6	227.4	135.4
Subtotal	72.1	65.0	389.0	289.4
Total Revenues	$136.7	$136.3	$634.0	$564.5

Revenues by region:
NASA	$74.5	$73.2	$404.8	$385.9
EAME	35.5	45.7	131.0	118.5
APAC	26.7	17.4	98.2	60.1
Total Revenues	$136.7	$136.3	$634.0	$564.5

Multi-client

Multi-client revenue for fiscal 2005 represents a decrease of 11% from the prior year.  Brazilian sales were $26 million lower in fiscal 2005 than in fiscal 2004 and account for most of the annual reduction in multi-client revenue.  We believe that the relatively low level of Brazilian sales was due to timing of government licensing rounds of acreage covered by the Company’s multi-client surveys.

Multi-client revenue in the fourth quarter of fiscal 2005 decreased 9% from the prior year’s fourth quarter due to a 21% decrease in marine multi-client revenue.  The decrease was due to timing of sales of licenses of completed surveys partially offset by increased revenue from the pre-funding of ongoing surveys.  When compared to the last few quarters, marine multi-client revenue was relatively strong in the North Sea and West Africa. Land multi-client revenue for the fourth quarter of fiscal 2005 increased by 45% to $18 million, representing the strongest quarter in this business since the third quarter of fiscal 2004 and the strongest in the United States since the second quarter of fiscal 2004.

Contract

Contract revenue in fiscal 2005 grew 34% from that of the prior fiscal year, with marine contract increases generating most of the growth.  Acquisition of a large, wide-azimuth survey in the Gulf of Mexico utilizing additional vessels on short-term charters contributed significantly to the growth, as did excellent vessel utilization in the APAC region and increased processing revenue in the EAME region.  During fiscal 2005, NASA continued the reduction of its Latin American land acquisition operations, begun at the end of fiscal 2004, redeploying many of its key employees and much of its equipment to North America and the Middle East.

The contract revenue growth trend was similar for the fourth quarter, where contract revenue increased 11% over the prior year’s fourth quarter, again driven by increased marine contract work.  The largest increase for the quarter came from the APAC region.

Operating Income

Operating income of $64 million in fiscal 2005 was $36 million higher than in fiscal 2004.  After adjusting for the $22 million negative impact of the multi-client accounting change from fiscal 2004, the year over year increase was $14 million or 29%. This performance was driven by a favorable mix of projects, pricing, and increased efficiency resulting in increased margins in both contract land and contract marine.  While multi-client revenue was down from the prior year, multi-client margins as a percent of revenue were slightly higher in fiscal 2005 due to a favorable mix of surveys licensed.

The operating loss of approximately $2 million in the fourth quarter of fiscal 2005 was the result of the unfavorable multi-client / contract revenue mix, additional research and development expenditures and costs associated with Sarbanes Oxley compliance.

Involuntary Conversion of Assets

In January 2005, the Veritas Viking experienced an engine failure while acquiring data in the Gulf of Mexico and lost substantial amounts of overboard seismic equipment.  As this seismic equipment is insured at its replacement cost, the Company recognized a pre-tax gain of $10 million related to the insurance settlement.

Income Taxes

The Company reversed $36.9 million of valuation allowances on certain of its deferred tax assets during the fourth quarter, resulting in a net tax benefit of $37.3 million for the quarter and $6.8 million for the full fiscal year. The deferred tax assets were originally reserved at the end of fiscal 2003 primarily due to the Company’s historical losses in several tax jurisdictions.  As of the fourth quarter of fiscal 2005, the Company has recognized profits in those jurisdictions and, additionally, has a positive operational outlook.  The combination of these two factors was sufficient to allow the reversal of the reserves. Excluding these amounts, the Company’s effective tax rate for the year would have been approximately 40%.  The Company expects a 40% tax rate for fiscal 2006.

Backlog

At July 31, 2005, the Company’s backlog was $302 million compared to $234 million at the end of the third quarter and $147 million at the end of fiscal 2004.  Since the end of fiscal 2004, contract backlog has grown by approximately 100% and multi-client backlog has grown by 120%.

Balance Sheet

The Company ended the fiscal year with approximately $249 million in cash and $155 million in convertible debt.  Investment in the multi-client library was approximately equal to multi-client amortization, resulting in a fiscal year-end multi-client balance of $317 million, approximately $3 million greater than the prior year.

Conference Call and Cautionary Statement

The Company’s customary conference call will be tomorrow, October 13, at 8:00 a.m. central.  Following a brief presentation, participants will have the opportunity to ask questions.  The dial-in number to participate is 800-374-1498 or 706-634-0395.

A live webcast of the conference call with the related slide presentation will be available on the Company’s website, www.veritasdgc.com.  Windows Media Player software is required and is available, free of charge, for download through the website.   Individuals accessing the webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available shortly after the conclusion of the call until the close of business Thursday, October 27, 2005.  Interested persons can phone 800-642-1687 or 706-645-9291 (pin code 8848451#).

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC, headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Year Ended July 31,
	2005	2004	2005	2004 (1)
Revenues	$136,707	$136,292	$634,026	$564,469
Cost of services	125,110	119,084	519,008	495,709
Research and development	5,092	4,278	18,882	15,536
General and administrative	8,298	5,631	31,895	25,454
Operating income (loss)	(1,793)	7,299	64,241	27,770
Interest expense	1,193	1,501	3,996	18,851
Gain on involuntary conversion of assets	(9,861)	—	(9,861)	—
Other (income) expense, net	(2,094)	1,050	(6,137)	(17)
Income before provision for income taxes	8,969	4,748	76,243	8,936
Provision (benefit) for income taxes	(37,279)	(3,800)	(6,758)	3,715
Net income	$46,248	$8,548	$83,001	$5,221

Net income per share:
Basic
Net income per common share	$1.36	$0.26	$2.45	$0.16
Weighted average common shares	34,046	33,495	33,843	33,572

Diluted
Net income per common share	$1.31	$0.25	$2.37	$0.15
Weighted average common shares	35,304	34,690	35,054	34,260

Supplemental Data:
Cash Flow Data:
Depreciation and non-multi-client amortization, net	$8,419	$8,429	$41,583	$40,300
Multi-client amortization	56,166	46,003	159,725	209,840
Multi-client expenditures, net cash	70,815	28,884	148,373	126,250
Capital expenditures	18,842	9,891	62,375	30,543

Balance Sheet Data (at period end):
Cash			$249,393	$116,299
Debt			155,000	155,000
Multi-client data library			316,793	313,153
Total shareholders’ equity			582,548	489,690

(1)	Fiscal year 2004 results include a pre-tax charge of $22.1 million in the first quarter related to a change in accounting for multi-client library